EXHIBIT 99.1

     Jack in the Box Inc. CFO John Hoffner Announces Retirement;
          Company Names Controller Jerry Rebel as Replacement

    SAN DIEGO--(BUSINESS WIRE)--Nov. 17, 2004--Jack in the Box Inc. (NYSE:JBX), operator and franchisor of Jack in the Box(R) and Qdoba Mexican Grill(R) restaurants, today announced that John F. Hoffner will retire from the company as executive vice president and chief financial officer, and that Jerry P. Rebel, vice president and controller, will be promoted to senior vice president and chief financial officer. Hoffner will remain with the company in a financial advisory capacity through Dec. 31, 2005. During this transition period, he will work closely with Rebel, whose promotion is effective Jan. 24, 2005, the beginning of the company's second quarter.
    In announcing his retirement, Hoffner, whose career has spanned nearly 35 years, said it was his desire to pursue two longtime personal passions: teaching at the university level and increasing his philanthropic and volunteer involvement with civic and community organizations. Following his retirement, Hoffner is planning to move near Atlanta, where he and his wife maintain a personal residence.
    "John has played a valuable role in determining the strategic direction that the company is pursuing," said Robert Nugent, chairman and chief executive officer. "He has been a leader on our executive team in guiding the company to higher levels of profitability. We have just reported the results of a very successful fiscal year, and Jack in the Box is in the strongest financial condition in its history. Reflecting John's contributions as CFO, we are well-positioned to achieve our goal of becoming a national restaurant company with our Jack in the Box, Qdoba Mexican Grill, Quick Stuff(R) and JBX(TM) brands."
    Rebel, who joined the company last year, has more than 20 years of finance experience in various capacities with several large retail organizations. Before joining Jack in the Box, he was vice president and controller for Fleming Companies, a publicly held food distributor and retailer. Previously, he was vice president of finance for CVS Corporation, where he also served as CFO for one of the company's divisions. Rebel holds a bachelor's degree in accounting from George Mason University and is a CPA.
    "Jerry has demonstrated outstanding abilities in managing our accounting groups," Nugent said. "His extensive experience with CVS and other large retail organizations will serve him well in his new position."
    Jack in the Box Inc. (NYSE:JBX) operates and franchises
Jack in the Box and Qdoba Mexican Grill restaurants in 33 states combined. Jack in the Box is one of the nation's largest hamburger chains, with more than 2,000 restaurants. Qdoba Mexican Grill is an emerging leader in fast-casual dining, with approximately 180 restaurants. Based in San Diego, Jack in the Box Inc. has nearly 46,000 employees. For more information, visit www.jackinthebox.com.

    CONTACT: Jack in the Box Inc.
             Brian Luscomb, 858-571-2229
             Division Vice President, Corporate Communications
             Email: brian.luscomb@jackinthebox.com